3 May 1998

Dear Ron,

     We at Real Goods Trading Corporation are very happy to offer you the position of President of the Company. This letter sets forth the material terms of our offer; if you wish to accept our offer, please sign the enclosed copy of this letter and return it so we receive it not later than 5pm, 6 May 1998. If we have not received it by then, the offer will expire at that time. We apologize for the formality of this letter, but ongoing state and federal legal developments require us to document the employment relationship carefully. We would expect that you will begin at the earliest possible time but not later than 18 May 1998.

1. TITLE. Your title will be President. As such, you will report to the CEO. Initially the Solar Living Center, Real Goods Renewables, and certain other aspects of the company that we have been discussing will report to me as CEO; all other operations of the company will report to you. Our responsibilities will be divided up and consistent with the chart of responsibilities that we will jointly develop over the next several days. We would expect that over time some of the responsibilities that I retain will migrate to you.

2. SALARY. Your salary will be at the annual rate of $120,000, payable bi-weekly in accordance with our normal payroll procedures. We will make customary withholdings. The fact that your salary is stated in annual terms should not be construed to create a minimum employment term or notice requirement. The compensation committee of the Board of Directors will review executive salaries at or about budget time for FY 2000. It is reasonable to assume that the compensation committee will increase your salary to not less than $135,000 per year for your second year of employment.

3. SIGNING BONUS. A signing bonus of $15,000 will be paid to you in twelve equal installments over the first year of your employment so long as you are still employed with Real Goods.

4. STOCK OPTIONS. Our stock option program is administered by the Compensation Committee of the Board of Directors. We have agreed to request a grant to you of options to purchase 120,000 shares of the Company s common stock upon hire. We expect that the Compensation Committee of the Board of Directors will approve this request that will be effective upon hire date.

5.   PERFORMANCE BONUS.   So long as the company meets its
     budgeted revenue growth plans, we will pay you a performance bonus based upon operating earnings before extraordinary items and before income taxes
     (hereinafter referred to as OEBIT) for company-wide financial performance. In the fiscal year ending 31
     March 1999, we will pay you 15% of the OEBIT for any amount over 3% OEBIT but the bonus will be capped at $40,000. After the cap has been reached you will receive a bonus of 7.5% on any amount of OEBIT thereafter. For the fiscal year ending 31 March 2000, we will pay you 15% of the OEBIT for any amount over 4.5% OEBIT but the bonus will be capped at $60,000
     (you will be paid a bonus of 7.5% of any OEBIT over and above the cap) and for the fiscal year ending 31
     March 2001, we will pay you 15% of the OEBIT for any amount over 6% OEBIT but the bonus will be capped at $80,000. After the cap has been reached you will receive a bonus of 7.5% on any amount of OEBIT thereafter.

6. SEVERANCE. If we terminate your employment for any reason other than cause within twelve months of your start date, you will be given three months severance pay. In addition, if your compensation from your new employment in the next six months is less than $60,000, then we will pay you at the end of the six month period the difference between $60,000 and your actual salary for the six month period upon verification. The severance pay for the six month period following the first three months is expressly contingent upon your putting forth your best efforts to secure employment starting within two weeks after your termination.

7. RELOCATION EXPENSES. We will pay all actual relocation expenses (costs of mover and transportation) for you and your wife to move to the Northern California area from San Diego up to a maximum of $10,000. If you are terminated for a reason other than cause within twelve months of your start date, and if you relocate back to the San Diego area, we will pay up to $5,000 of actual relocation expenses. Further we will lend you an amount equal to your real estate commission on the sale of your residence in San Diego (but not more than $20,000). The amount of that loan together with 6.5% interest will be forgiven ratably over the first thirty six months of your employment. If we terminate your employment for any reason other than cause then we will forgive the entire balance of the loan. If you resign from employment, then the balance of the loan becomes due and payable upon your last day of employment.

8. FRINGE BENEFITS. While there can be no assurance that we will continue any particular program, we hope to be able to continue to provide useful fringe benefit programs for our employees. If you or any member of your family has any special medical problems which may be "preexisting conditions" as referred to in the enclosure, please be aware that insurance coverage for those conditions may not be available under our plan. If you wish further information either before or after accepting this position, please let us know.

9. AT WILL EMPLOYMENT. Your employment is "at will" - there is no fixed term or minimum term. Either you or we may terminate your employment at any time for any reason or for no reason. The only way this "at will" provision can be modified or amended is in writing signed by the CEO of the Company specifically addressed to you and specifically modifying this paragraph.

10. HANDBOOK. The employee handbook, which we are sending to you, governs the relationship of Real Goods and its employees. As you know, this type of document is flexible; we may change it at any time and from time to time. You and all of our employees will be governed by such changes as they become effective, which may be with or without notice.

11. PROPRIETARY INFORMATION OF OTHERS. We are hiring you for your personal skills and character. We expressly do not want you to bring with you any property or proprietary information belonging to a prior employer or any other person. If you do have any property or proprietary information belonging to a prior employer, please return it forthwith and do not use it in your employment with us.

12. CONFIDENTIALITY. As is customary, you have special responsibilities to protect the confidentiality of our own confidential and proprietary information and confidential information which may be provided to us by others. It is a condition precedent to the effectiveness of your employment that you sign and return a copy of our standard employee confidentiality agreement. Please note that if you do reserve any rights to inventions, you must complete Exhibit A before returning the agreement to us. By commencing employment, you agree to execute a document of similar tenor from time to time in the form provided by us.

13. INS REQUIREMENTS. On your first day of employment, and possibly from time to time thereafter, you will have to show us proof of your identity as well as your legal right to work in the United States as required by the U. S. Immigration and Naturalization Service. In most cases, your driver's license and a Social Security card shouldsatisfy the regulations. (Foreign nationals requiring permission to work in the United States will be asked to provide documents appropriate to their individual status.)

14. ARBITRATION. You specifically agree that any disagreement with respect to termination of your employment or matters leading up to termination of your employment shall be subject to binding mandatory arbitration in San Francisco, California before a single arbitrator, selected in accordance with the rules of the American Arbitration Association which rules shall govern the proceedings (except as otherwise expressly provided herein). The arbitration shall be conducted in accordance with the California Arbitration Act, California Code of Civil Procedure Sections 1280 et seq. and the provisions of Section 1283.05 are expressly incorporated into this arbitration agreement. Judgment may be entered to enforce any arbitral award by any court of competent jurisdiction. The prevailing party in any legal proceeding or arbitration shall be entitled to recover its reasonable attorneys' fees, costs and disbursements. We both agree that arbitration is the sole and exclusive remedy for any disagreement arising out of such matters.

15. ENTIRE STATEMENT. It is most important that you agree with us that this letter constitutes the entire statement of our agreement and that there are no oral agreements or understandings or any other written agreements which directly or indirectly affect the employment relationship between us and you. If there are any, please do not sign this agreement until you have consulted with our director of human relations and either modified this agreement to state those understandings or agreed that there are no such understandings or agreements. This document is fully integrated with respect to the at-will component of your employment.

     We apologize again for the legalistic form of this letter; however, in the current environment, we believe it is best for both of us to spell things out as clearly and carefully as we can. Despite these formalities, we really do look forward to your joining us. If the foregoing is acceptable, please sign and return the enclosed copy of this letter.

                              Very truly yours,

                              Real Goods Trading Corporation

                              [S] JOHN SCHAEFFER
                              By: John Schaeffer
                              Title: CEO

AGREED:
[S]RONALD ZELL
   Ronald Zell

     Ronald Zell
     Print Name

Dated: May 4, 1998